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                                                                  EXHIBIT 11.2

                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF DILUTED EARNINGS PER SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)
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                                                            Thirteen
                                                           Weeks Ended
                                                  ---------------------------
                                                     March 29,      March 30,
                                                          2003           2002
                                                  ------------   ------------

Net income                                        $     10,159   $      8,514
                                                  ============   ============

Average number of common shares
    outstanding (1)                                     15,774         16,193

  Plus: Incremental shares from
    assumed exercise of stock
    options (1)                                            652            534
                                                  ------------   ------------
Average number of common shares
    and common share equivalents
    outstanding (1)                                     16,426         16,727
                                                  ============   ============

Diluted earnings per share (1)                    $       0.62   $       0.51
                                                  ============   ============

(1) 2002 earnings per share amounts and average number of shares outstanding have been restated to give retroactive effect to a two-for-one stock split effected in the form of a 100% stock dividend declared July 17, 2002.

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